EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


      We consent to the reference to our firm under the captions "Experts" in this registration statement on Form S-3 and related prospectus of Greg Manning Auctions, Inc. for the registration of 242,718 shares of its common stock and to the incorporation by reference therein of our report dated September 4, 2003, except for Note 20, as to which the date is September 8, 2003 (except as set forth therein), with respect to the consolidated financial statements of Greg Manning Auctions, Inc. included in its Annual Report on Form 10-K as of June 30, 2003 and 2002 and for the each of the three years in the period ended June 30, 2003 filed with the Securities and Exchange Commission.


                                          /s/ Amper, Politziner & Mattia, P.C.

September 29, 2003
Edison, New Jersey